SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2012

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Aaron Beng-Keong Boey, Executive Vice President and President, Commercial Operations Asia Pacific and President, Global Denizen® brand, of Levi Strauss & Co. (the “Company”) will separate from the Company effective November 24, 2012 (the “Separation Date”), pursuant to a Separation Agreement and Release of all Claims signed on October 4, 2012, attached hereto as Exhibit 10.1. The following summary of the agreement is qualified in its entirety by reference to the agreement.

Under the agreement, in exchange for certain releases of claims and compliance with certain restrictive covenants, Mr. Boey is eligible to receive an amount equal to $546,075 in U.S. dollars, which will be payable in a lump sum on the Separation Date. Mr. Boey is paid in Singapore dollars. For purposes of this disclosure, this amount was converted into U.S. dollars using an exchange rate of 1.238 Singapore dollars to every U.S. dollar.

Mr. Boey remains eligible to receive a payment under the Company’s 2012 Annual Incentive Plan pursuant to the terms of that plan. Mr. Boey’s post-termination obligations include covenants relating to non-solicitation for a period of one year, non-disparagement, confidentiality and cooperation with litigation matters and administrative inquiries. This agreement supersedes any other potential separation benefits from the Company, including, but not limited to, any rights under the Company’s Executive Severance Plan.

Andrew Martin, Vice President, Finance, of the Asia Pacific division, will assume responsibilities for the role until a successor is selected.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement and Release of All Claims between Aaron Boey and the Company, dated October 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: October 5, 2012	By:	/s/ Heidi Manes
	Name:	Heidi L. Manes
	Title:	Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement and Release of All Claims between Aaron Boey and the Company, dated October 4, 2012.